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                                                                      EXHIBIT 16

                        [ARTHUR ANDERSEN LLP LETTERHEAD]


March 20, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the second, third and fourth paragraphs of Item 4 included in the Form 8-K dated March 20, 2002 of On2 Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP





cc:  Mr. Mark J. Meagher, Executive VP & CFO, On2 Technologies, Inc.